Exhibit 10.20

FIRST AMENDMENT TO LEASE

     THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is entered into as of March 12, 2004 (the “Effective Date”), by and between POINT RICHMOND R&D ASSOCIATES II, LLC, a California limited liability company, successor-in-interest to Point Richmond R&D II, an LLC (“Landlord”), and SANGAMO BIOSCIENCES, INC., a Delaware corporation (“Tenant”), with reference to the following facts:

     A. Landlord and Tenant entered into that certain Triple Net Laboratory Lease dated May 23, 1997, together with an Addendum thereto dated May 28, 1997 (collectively, the “Original Lease”), pursuant to which Landlord leased to Tenant certain premises consisting of approximately 9,770 square feet of rentable area (the “Premises”) in the building located at 501 Canal Boulevard, Point Richmond, California (the “Building”). Thereafter, the Original Lease was amended by (i) the letter agreement dated June 15, 1999 (the “June 15 Letter”), pursuant to which, among other things, additional space in the Building consisting of approximately 5,009 square feet of rentable area was added to the Premises and the term of the Original Lease was extended to August 31, 2004, (ii) the letter dated April 21, 2000 (the “April 21 Letter”), pursuant to which, among other things, the rentable area of the Premises was amended, and (iii) the letter agreement dated November 3, 2000 (the “November 3 Letter”), pursuant to which additional space in the Building consisting of approximately 7,000 square feet of rentable area was added to the Premises (the Original Lease, together with the June 15 Letter, the April 21 Letter and the November 3 Letter, are referred to collectively herein as the “Lease”).

     B. The Lease by its terms is scheduled to expire on August 31, 2004, and the parties desire to extend the term of the Lease and amend the Lease in certain other respects, all on the following terms and conditions.

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

     1. Incorporation of Recitals and Defined Terms. Recitals A and B above are hereby incorporated herein. Capitalized terms which are not otherwise defined in this First Amendment shall have the meanings set forth in the Lease.

     2. Confirmation of Premises; Percentage Share. Landlord and Tenant hereby confirm that, as of the Effective Date (a) the Premises contain approximately 21,860 square feet of rentable area and consist of Suites A, A-2 and B in the Building, as shown on Exhibit A attached hereto; and (b) the percentage to be used by the parties for purposes of calculating Tenant’s Pro Rata Share of Operating Expenses is 26.77%.

     3. Condition of Premises; Parking. As of the Effective Date, Tenant is in possession of the Premises and, provided that there is no material change in the condition of the Premises between the Effective Date and the commencement of the Extended Term (defined below) (i.e., there has been no material damage or destruction to the Premises), Tenant agrees to accept the Premises as of the commencement of the Extended Term in their “as is” condition. During the

Extended Term, Tenant shall continue to have the use of 76 unreserved off-street parking spaces, at no cost to Tenant.

     4. Extension of Term.

          (a) Extended Term. The term of the Lease is hereby extended for a period of 120 months and shall expire on August 31, 2014 (the “Extended Expiration Date”), unless sooner terminated or extended in accordance with the terms of the Lease (as amended hereby). That portion of the term of the Lease commencing as of September 1, 2004 and ending on the Extended Expiration Date shall be referred to herein as the “Extended Term.”

          (b) Accelerated Expiration. Tenant shall have the one time right (“Acceleration Option”) to accelerate the Extended Expiration Date to August 31, 2011 (the “Accelerated Expiration Date”), with respect to the Premises only (specifically excluding any Refusal Space leased by Tenant pursuant to Section 9 below), if (i) Tenant is not in default under the Lease (beyond the expiration of all applicable cure and notice periods) as of the date Tenant provides Landlord with Tenant’s notice of acceleration (the “Acceleration Notice”), and (ii) Tenant delivers the Acceleration Notice no later than September 1, 2010. If Tenant exercises the Acceleration Option, (A) Tenant shall remain liable for all Base Monthly Rent, Tenant’s Pro Rata Share of Operating Expenses, and other sums accrued and due under the Lease up to and including the Accelerated Expiration Date, even though billings for any such items may occur subsequent to the Accelerated Expiration Date, and (B) Landlord shall remain liable for the reconciliation of Operating Expenses for periods prior to the Accelerated Expiration Date in accordance with the terms of Article 4 of the Lease and the prompt refund to Tenant of any excess Operating Expenses paid by Tenant. Tenant shall not be required to pay an early termination fee or penalty in connection with the Acceleration Option. As of the date Tenant provides Landlord with a timely Acceleration Notice, any unexercised rights or options of Tenant to extend the term of the Lease or to expand the Premises (whether pursuant to any expansion options, rights of first or second refusal, rights of first or second offer, or other similar rights), and any tenant improvement allowance not claimed by Tenant in accordance with the Lease, as amended hereby, as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

     5. Base Monthly Rent. The schedule of Base Monthly Rent payable with respect to the Premises during the Extended Term is the following:

	APPROXIMATE
	MONTHLY RATE
PERIOD	PER SQUARE FOOT	BASE MONTHLY RENT
September 1, 2004 – August 31, 2005	$1.60	$34,976.00

September 1, 2005 – August 31, 2006	$1.64	$35,850.40

September 1, 2006 – August 31, 2007	$1.68	$36,746.66

September 1, 2007 – August 31, 2008	$1.72	$37,665.33

	APPROXIMATE
	MONTHLY RATE
PERIOD	PER SQUARE FOOT	BASE MONTHLY RENT
September 1, 2008 – August 31, 2009	$1.77	$38,606.96

September 1, 2009 – August 31, 2010	$1.81	$39,572.13

September 1, 2010 – August 31 , 2011	$1.86	$40,561.44

September 1, 2011 – August 31, 2012	$1.90	$41,575.47

September 1, 2012 – August 31, 2013	$1.95	$42,614.86

September 1, 2013 – August 31, 2014	$2.00	$43,680.23

     6. Cap on Tenant’s Pro Rata Share of Operating Expenses. During the Extended Term, Tenant shall continue to pay Tenant’s Pro Rata Share of Operating Expenses in accordance with the terms of the Lease; provided however, that during the Extended Term, Tenant’s Pro Rata Share of Operating Expenses shall not increase by more than 5% per calendar year on a compounding and cumulative basis throughout the Extended Term (e.g. Tenant’s Pro Rata Share of Operating Expenses for 2005 shall not exceed 105% of Tenant’s Pro Rata Share of Operating Expenses for 2004; Tenant’s Pro Rata Share of Operating Expenses for 2006 shall not exceed 105% of the maximum allowable amount of Tenant’s Pro Rata Share of Operating Expenses permitted for 2005; etc.), By way of illustration, if Tenant’s Pro Rata Share of Operating Expenses for 2004 are $0.60 per rentable square foot per month, then Tenant’s Pro Rata Share of Operating Expenses for 2005 shall not exceed $0.63 per rentable square foot per month, and Tenant’s Pro Rata Share of Operating Expenses for 2006 shall not exceed $0.6615 per rentable square foot per month. If Tenant exercises the Extension Option(s) provided in Section 8 below, Tenant’s Pro Rata Share of Operating Expenses during each Option Term (defined below) shall be subject to the foregoing 5% per annum cap, with the cap on Tenant’s Pro Rata Share of Operating Expenses for the first calendar year during each Option Term to be 5% in excess of the maximum allowable amount of Tenant’s Pro Rata Share of Operating Expenses permitted for the calendar year immediately preceding the first calendar year of the applicable Option Term; provided, however, Landlord shall have the right, by written notice delivered to Tenant no later than sixty (60) days prior to the commencement date of the applicable Option Term, to designate that the cap on Tenant’s Pro Rata Share of Operating Expenses for the first calendar year during such Option Term shall instead be 5% in excess of the actual Tenant’s Pro Rata Share of Operating Expenses for the calendar year immediately preceding the first calendar year of such Option Term.

     7. Tenant Improvement Allowance.

          (a) Landlord agrees to contribute the sum of $43,720.00 per year (collectively, the “Extended Term Allowance”) for each year during the Extended Term (i.e. each 12 month period from September 1 through August 31 during the Extended Term) toward Tenant’s cost of performing Alterations in the Premises in accordance with the terms and conditions of Section 7.3 of the Lease (the “Extended Term Alterations”). The first annual increment of the Extended Term Allowance shall be available to Tenant, on and after September 1, 2004, and each subsequent annual increment of the Extended Term Allowance shall be available to Tenant on and after each September 1 thereafter through August 31, 2014.

If Tenant does not submit a request for full payment of any annual increment of the Extended Term Allowance to Landlord for any year in which such annual increment of the Extended Term Allowance is available, such unused amount shall be added to the increment of the Extended Term Allowance available to Tenant during the subsequent years. Any portion of the Extended Term Allowance that is not claimed by Tenant prior to August 31, 2014, shall accrue to the sole benefit of Landlord, and Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. The Extended Term Allowance may only be used for hard and/or soft costs in connection with the Extended Term Alterations; and in no event shall the Extended Term Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. Tenant shall be responsible for all elements of the design of Tenant’s plans for the Extended Term Alterations (including, without limitation, compliance with law, functionality of design and the structural integrity of the design), and Landlord’s approval of Tenant’s plans therefor shall in no event relieve Tenant of the responsibility for such design.

          (b) The Extended Term Allowance shall be paid to Tenant or, at Landlord’s option, to the order of the contractor that performed the applicable Extended Term Alterations, within thirty (30) days following receipt by Landlord of receipted bills or invoices covering all labor and materials expended and used in such Extended Term Alterations. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Extended-Term Allowance during the continuance of a default by Tenant under the Lease (beyond the expiration of all applicable cure and notice periods), and Landlord’s obligation to disburse shall only resume when and if such default is cured. Landlord and Tenant acknowledge that all Extended Term Alterations shall, without compensation or credit to Tenant, become part of the Premises and the property of Landlord at the time of their installation and shall remain in the Premises, unless, at the time of Landlord’s consent to the applicable Extended Term Alterations, Landlord notified Tenant in writing that Landlord would require removal of such Extended Term Alterations from the Premises upon the expiration or earlier termination of the Lease. Landlord shall not be entitled to receive (or deduct from the Extended Term Allowance) any construction management fee or oversight fee in connection with any Extended Term Alterations, Notwithstanding the foregoing, Landlord and Tenant agree that if the property management company (currently Wareham Property Group) provides construction management or administrative services in connection with any Extended Term Alterations, such property management company shall be entitled to a construction management or administration fee in connection with any Extended Term Alterations in accordance with the schedule contained on Exhibit D attached hereto.

     8. Extension Options.

          (a) Landlord hereby grants Tenant options to extend the Extended Term (each, an “Extension Option”) for two (2) additional periods of five (5) years each (each, an “Option Term”), commencing immediately after the expiration of the Extended Term, in the case of the first Extension Option, or the expiration of the first Option Term, in the case of the Second Extension Option. Each Extension Option shall be upon the terms and conditions contained in the Lease (as amended hereby), except that (1) the initial Base Monthly Rent for the Premises during each Option Term shall be equal to 95% of the “fair market rent” for the Premises as of the commencement of the applicable Option Term (i.e., the rate that a willing, comparable, new (i.e., non-renewal), non-equity tenant would pay, and that a willing landlord of comparable research and development laboratory space in Richmond, California would accept at arms’ length), determined in the manner set forth in subparagraph (b) below, and (2) Tenant shall not be entitled to the Extended Term Allowance during the Option Terms. The fair market rent shall not take into account any Alterations constructed by Tenant and paid for by Tenant without any reimbursement from Landlord. Tenant“s election to exercise an Extension Option (“Tenant’s Extension Notice”) must be given to Landlord in writing not less than twelve (12) full calendar months prior to the expiration of the then current term of the Lease. Notwithstanding anything to the contrary contained herein, an Extension Option exercised by Tenant shall, at Landlord’s option, be null and void and of no further force or effect if Tenant is in default under the Lease (beyond the expiration of all applicable cure and notice periods) as of the date of Tenant’s Extension Notice for such Extension Option.

          (b) If Tenant properly exercises an Extension Option, the initial Base Monthly Rent during the applicable Option Term shall be determined in the following manner. Landlord shall advise Tenant in writing of Landlord’s good faith, reasonable determination of the fair market rent (based on the definition of fair market rental set forth above) for the Premises as of the commencement of the applicable Option Term (“Landlord’s Fair Market Proposal”) no less than two hundred seventy (270) days prior to the commencement of the applicable Option Term, provided Landlord’s notification to Tenant of Landlord’s Fair Market Proposal shall specifically state that Tenant shall have one hundred twenty (120) days after receipt of Landlord’s Fair Market Proposal within which to approve or disapprove Landlord’s Fair Market Proposal. If Tenant does not disapprove in writing Landlord’s Fair Market Proposal within one hundred ten (110) days after receipt of Landlord’s Fair Market Proposal, Landlord shall provide Tenant written notice (“Second Notice”) that Tenant’s failure to respond within a period of ten (10) days shall be deemed Tenant’s approval of Landlord’s Fair Market Proposal. Tenant’s failure to respond within ten (10) days after Landlord’s delivery of the Second Notice shall be deemed to be an approval of Landlord’s Fair Market Proposal and Landlord’s Fair Market Proposal shall be final and binding upon the parties. In the event Tenant timely disapproves in writing Landlord’s Fair Market Proposal, Landlord and Tenant shall attempt in good faith to agree upon the fair market rent within thirty (30) days of Tenant’s notice of disapproval. If after such thirty (30) day period, Landlord and Tenant have not agreed in writing as to the fair market rent, the parties shall determine the fair market rent in accordance with the procedure set forth below.

               (i) Within ten (10) days after the expiration of such thirty (30) day period, Tenant shall notify Landlord of the name and address of the broker appointed to represent Tenant (“Tenant’s Broker”). Tenant’s Broker shall be licensed in the State of California, engaged in the brokerage business in the San Francisco-East Bay commercial real estate market for at least the immediately preceding five (5) years, and familiar with the research and development laboratory market in Richmond, California. Within thirty (30) days of the appointment of Tenant’s Broker’s, Tenant shall advise Landlord in writing of Tenant’s Broker’s good faith, reasonable determination of the fair market rent for the Premises as of the commencement of the applicable Option Term (“Tenant’s Broker’s Fair Market Proposal”). Landlord shall have ten (10) days after receipt of Tenant’s Broker’s Fair Market Proposal within which to approve or disapprove Tenant’s Broker’s Fair Market Proposal. In the event Landlord disapproves in writing Tenant’s Broker’s Fair Market Proposal, Landlord and Tenant shall attempt in good faith to agree upon the fair market rent within thirty (30) days of Landlord’s notice of disapproval. If after such thirty (30) day period, Landlord and Tenant have not agreed in writing as to the fair market rent, the parties shall determine the fair market rent in accordance with the procedure set forth below.

               (ii) If Landlord and Tenant are unable to agree upon the fair market rent within such second (2nd) thirty (30)-day period, Landlord and Tenant’s Broker shall, within ten (10) days thereafter, appoint a third broker meeting the qualifications set forth above with the added qualification that such third broker shall not have previously acted for either Landlord or Tenant. Within thirty (30) days following the appointment of the third broker, the third broker shall deliver his or her written determination of the fair market rent to Landlord and Tenant. If the third broker’s determination of fair market rent falls between Landlord’s Fair Market Proposal and Tenant’s Broker’s Fair Market Proposal, the third broker’s determination shall be deemed to be the fair market rent for purposes of determining the initial Base Monthly Rent for the Premises for the applicable Option Term. If the third broker’s determination falls outside of Landlord’s Fair Market Proposal and Tenant’s Broker’s Fair Market Proposal, whichever of Landlord’s Fair Market Proposal and Tenant’s Broker’s Fair Market Proposal most closely reflects the fair market rent as determined by the third broker shall be deemed to be the fair market rent for purposes of determining the initial Base Monthly Rent for the Premises for the applicable Option Term, and such determination shall be binding on both Landlord and Tenant. Tenant shall pay all costs, commissions and fees of Tenant’s Broker in connection with such determination of the fair market rent. The costs and fees of the third broker shall be paid one-half by Landlord and one-half by Tenant.

          (c) If the amount of the fair market rent has not been determined in accordance with this Section 8 as of the commencement of the applicable Option Term, then Tenant shall continue to pay the Base Monthly Rent in effect at the expiration of the Extended Term or the expiration of the first Option Term, as applicable, until the amount of the fair market rent is determined. When such determination is made, Tenant shall pay any deficiency to Landlord within thirty (30) days after such determination or Landlord shall credit any overpayment by Tenant against Tenant’s next accruing rent under the Lease, as appropriate.

          (d) The Base Monthly Rent payable hereunder during each Option Term shall be increased by two percent (2%) on each anniversary of the commencement date of the applicable Option Term.

     9. Right of First Refusal.

          (a) Commencing on the Effective Date and continuing throughout the Extended Term (the “Right of First Refusal Period”), Tenant shall have the right of first refusal (the “Right of First Refusal”) to lease the space known as Suite C and Suite C-2, as shown on Exhibit B attached hereto (each, a “Refusal Space”) as and when such Refusal Space becomes available to lease during the Extended Term.

          (b) During the Right of First Refusal Period, prior to entering into a letter of intent with a bona fide third party prospective tenant with respect to any Refusal Space, Landlord shall give Tenant a written notice (“Offer Notice”), accompanied by the letter of intent for the applicable Refusal Space which identifies the Refusal Space, the rental rate, parking terms, the term of the lease, any tenant improvement allowances or improvements, alterations or other monetary concessions to be provided by Landlord in connection with such prospective tenant, and all other material terms with respect to the proposed lease of the Refusal Space (collectively, the “Material Terms”). Tenant shall have a period of five (5) business days after Tenant’s receipt of the Offer Notice in which to notify Landlord (“Response Notice”) whether Tenant desires to lease such Refusal Space on the Material Terms.

          (c) If Tenant provides a Response Notice agreeing to lease the Refusal Space on the Material Terms, Landlord shall prepare an amendment to the Lease (the “Expansion Amendment”) adding such Refusal Space to the Premises on the Material Terms set forth in the Offer Notice. The Expansion Amendment shall reflect changes in the Base Monthly Rent, rentable area of the Premises, Tenant’s Pro Rata Share of Operating Expenses and other appropriate terms. A copy of the Expansion Amendment shall be (i) sent to Tenant within ten (10) days after Landlord’s receipt of the Response Notice, and (ii) executed by Landlord and Tenant within thirty (30) days after Tenant’s receipt of same, but, upon Landlord’s receipt of a Response Notice, an otherwise valid exercise of Tenant’s Right of First Refusal shall be fully effective whether or not the Expansion Amendment is executed.

          (d) Unless otherwise provided in the Offer Notice, and provided that there has been no material change in the condition of the Refusal Space after the date of the Response Notice (i.e., there has been no material damage or destruction to the Refusal Space), each Refusal Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the date the term for such Refusal Space commences.

          (e) The rights of Tenant under this Section 9 with respect to a particular Refusal Space shall terminate, with respect to such Refusal Space only, if Landlord has delivered two (2) Offer Notices for such Refusal Space and Tenant has failed to timely provide a Response Notice for each such Offer Notice. In addition, the rights of Tenant under this Section 9 shall terminate upon Tenant’s failure to cure a monetary default under the Lease after the expiration of applicable notice and cure periods at any time during the thirty six (36) months immediately preceding the date Landlord would have been obligated to provide Tenant an Offer Notice.

          (f) The Right of First Refusal granted herein is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of other existing tenants of the Building with respect to the Refusal Space that are reflected in such tenants’ leases as of the Effective Date, as such rights are summarized on Exhibit C attached hereto.

     10. Deleted Provisions. The rights of first refusal contained in Section 19.12.3 of the Original Lease and Section 6 of the June 15 Letter, and the options to extend contained in Section 3.1 of the Original Lease and the November 3 Letter are hereby deleted in their entireties and of no further force or effect.

     11. Real Estate Fee. Within ten (10) business days after the mutual execution and delivery of this First Amendment, Landlord shall pay CB Richard Ellis, Inc. a fee in connection with this First Amendment in the amount of $87,440.00. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims for the $87,440.00 fee payable to CB

Richard Ellis, Inc. described above, and any and all claims by any other real estate broker, salesperson or finder claiming to have represented Landlord for a commission, finder’s fee or other compensation in connection with this First Amendment. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, other than the $87,440.00 fee payable to CB Richard Ellis, Inc. described above, by any real estate broker, salesperson or finder claiming to have represented Tenant for a commission, finder’s fee or other compensation in connection with this First Amendment. Notwithstanding anything to the contrary contained in this Section 11, Tenant shall be solely responsible for any commission, fees or costs payable to any real estate broker, sales person or finder claiming to have represented Tenant in connection with any future amendment to the Lease or Tenant’s exercise of the Extension Options or Right of First Refusal contained herein.

     12. Notices. Section 19.2 of the Lease is hereby amended to provide that Tenant’s address for notices under the Lease is as follows:

Sangamo BioSciences, Inc.
501 Canal Boulevard, Suite A100
Richmond, California 94804
Attn: Mr. Greg Zante

                 Senior Director, Finance and Administration

     13. Authority. This First Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this First Amendment.

     14. Status of Lease. Except as amended hereby, the Lease is unchanged, and, as amended hereby, the Lease remains in full force and effect.

     IN WITNESS WHEREOF, Landlord and Tenant have entered into this First Amendment as of the date first set forth above.

TENANT:		LANDLORD:

SANGAMO BIOSCIENCES, INC., a Delaware-corporation		POINT RICHMOND R&D ASSOCIATES II, LLC, a California limited liability company

By:	/s/ Edward O. Lanphier II	By:	/s/ Richard K. Robbins

Print Name:	Edward O. Lanphier II	Print Name:	Richard K. Robbins
Its:	President + CEO	Its:	Managing Member